The Mexico Fund, Inc.

Monthly Summary Report
November 2010

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

November 30, 2010

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier

Total Net Assets1 (million US$)	$406.63	$395.34	$358.73

NAV per share	$30.35	$29.50	$25.22

Closing price NYSE2	$27.48	$26.87	$21.94

% Premium (Discount)	(9.46%)	(8.92%)	(13.01%)

Shares traded per month2 (composite figures)	481,883	989,955	576,893

Outstanding shares3	13,399,745	13,401,745	14,223,601

Shares on Short Interest Position2	10,113	11,338	7,710

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year

Market price	2.27%	25.16%	28.43%	38.15%

NAV per share	2.88%	22.75%	22.92%	31.25%

Bolsa Index	2.33%	22.89%	19.03%	23.18%

MSCI Mexico Index	1.71%	22.19%	18.63%	21.70%

	2 Years	3 Years	5 Years	10 Years

Market price	148.95%	13.21%	83.21%	450.15%

NAV per share	114.30%	0.10%	75.00%	378.17%

Bolsa Index	91.28%	7.92%	85.32%	390.91%

MSCI Mexico Index	91.78%	1.11%	61.47%	307.03%

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier

Bolsa Index5	36,817.32	35,568.22	30,957.11

Daily avg. of million shares traded	277.7	284.2	243.6

Valuation Ratios6: P/E	22.51	21.98	24.69
P/BV	3.18	3.10	2.66
EV/EBITDA	9.35	9.08	8.54

Market capitalization (billion US$)	$490.66	$483.77	$381.62

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1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.

2 Source: New York Stock Exchange. Short interest position as of first fortnight of every month.

3 During November 2010, the Fund repurchased and cancelled 2,000 Fund shares at a weighted average price and discount of $27.20 and 10.20%, respectively.

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Figures calculated using the dividend reinvestment criteria.

5 Source: Mexican Stock Exchange

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.

IV. The Mexican Economy.
	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7
One month	3.97%	4.03%	4.51%
Six months	4.37%	4.55%	4.82%
One year	4.52%	4.65%	5.22%

Long-term Bonds
Three years	5.15%	5.04%	6.30%
Five years	5.28%	5.53%	7.25
Ten years	6.13%	N.A.	N.A.
20 years	7.29%	6.71%	8.55%
30 years	N.A.	7.03%	8.67%

Currency Market8
Exchange Rate (Ps/US$)	Ps. 12.4877	Ps. 12.3449	Ps. 12.9342

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month
Consumer Price Index9 (CPI)	0.62%	3.06%	4.02%

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7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México
9 Source: Banco de México

V. Economic Comments.

According to results of the monthly poll conducted at the end of November 2010 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will grow 5.03% and 3.46% during 2010 and 2011, respectively. The inflation rate is estimated by analysts to be 4.38% for 2010 and 3.77% for 2011. The exchange rate of the peso against the dollar is expected to end 2010 at Ps. 12.37 and at Ps. 12.55 towards the end of 2011, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.30% and 4.73% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI. Portfolio of Investments As of November 30, 2010 (Unaudited)

Shares Held		Value	Percent of
	COMMON STOCK - 93.93%		Net Assets
	Airports
500,500	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$2,575,905	0.63%
2,000,000	Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. Series B	3,774,915	0.93
		-----------	-------
		6,350,820	1.56
		-----------	-------
	Beverages
1,986,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	11,227,976	2.76
700,000	Grupo Modelo, S.A.B. de C.V. Series C	4,115,570	1.01

		15,343,546	3.77

	Building Materials
21,150,000	Cemex, S.A.B. de C.V. Series CPO	19,172,306	4.71

	Chemical Products
5,000,033	Mexichem, S.A.B. de C.V.	17,048,889	4.19

	Commercial Banks
728,000	Banco Compartamos, S.A.B., Institución de Banca Múltiple. Series O	6,047,186	1.49

	Construction and Infrastructure
3,000,000	Empresas ICA, S.A.B. de C.V.	7,858,132	1.93
3,160,000	OHL México, S.A.B. de C.V.	6,295,859	1.55

		14,153,991	3.48
	Consumer Products
2,200,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	13,475,500	3.32

	Financial Groups
2,920,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	12,577,720	3.10

	Food
1,800,000	Grupo Bimbo, S.A.B. de C.V. Series A	14,652,018	3.60

	Health Care
4,000,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	9,317,969	2.29

	Holding Companies
2,338,000	Alfa, S.A.B. de C.V. Series A	21,553,253	5.30

	Media
6,400,000	Grupo Televisa, S.A.B. Series CPO	29,653,499	7.29

	Mining
10,000,000	Grupo México, S.A.B. de C.V. Series B	33,969,426	8.35
440,000	Industrias Peñoles, S.A.B. de C.V.	13,779,927	3.39

		47,749,353	11.74
	Retail
200,000	First Cash Financial Services, Inc.	5,757,986	1.42
2,000,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	6,230,130	1.53
1,620,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	9,476,605	2.33
12,780,000	Wal-Mart de México, S.A.B. de C.V. Series V	35,942,055	8.84
		57,406,776	14.12
	Steel
905,100	Industrias CH, S.A.B. de C.V. Series B	3,232,578	0.80

Shares Held		Value	Percent of
	COMMON STOCK		Net Assets
	Stock Exchange
6,000,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	12,492,292	3.07

	Telecommunications Services
27,690,000	América Móvil, S.A.B. de C.V. Series L	78,229,234	19.24
90,000	NII Holdings, Inc.	3,488,377	0.86
		81,717,611	20.10

	Total Common Stock	$381,945,307	93.93%

Securities	SHORT-TERM SECURITIES – 4.22%
Principal Amount
	Repurchase Agreements
$10,811,694	BBVA Bancomer, S.A., 4.32%, dated 11/30/10, due 12/01/10 repurchase price $10,812,991, collateralized by Bonos del Gobierno Federal.	$10,811,694	2.66%
	Time Deposits
	Comerica Bank, 0.19%, dated 11/30/10, due 12/01/10	6,343,140	1.56

	Total Short-Term Securities	17,154,834	4.22

	Total Investments	399,100,141	98.15

	Other Assetss in Excess of Liabilities	7,527,935	1.85

	Net Assets Equivalent to $30.35 per share on 13,399,745 shares of capital stock outstanding	$406,628,076	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)